UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Schuette, Rex S.
   225 Franklin Street
   Boston, MA  02110
2. Issuer Name and Ticker or Trading Symbol
   State Street Boston Corporation
   STT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and Comptroller
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |*     |T   |330               |A  |*          |5,280              |I     |401(k)Plan                 |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |1,430              |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|12.0310 |2/10/|    |           |   |2/9/9|2/9/9|Common Stock|2,114  |       |            |   |            |
ight to buy)            |        |88   |    |           |   |3    |8    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|14.0300 |2/16/|    |           |   |2/15/|2/15/|Common Stock|3,634  |       |            |   |            |
ight to buy)            |        |89   |    |           |   |94   |99   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|18.6250 |2/15/|    |           |   |2/14/|2/14/|Common Stock|3,060  |       |            |   |            |
ight to buy)            |        |90   |    |           |   |95   |00   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|20.7200 |2/21/|    |           |   |2/20/|2/20/|Common Stock|3,040  |       |            |   |            |
ight to buy)            |        |91   |    |           |   |96   |01   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|32.2500 |2/20/|    |           |   |2/19/|2/19/|Common Stock|2,200  |       |            |   |            |
ight to buy)            |        |92   |    |           |   |97   |02   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|45.3125 |2/18/|    |           |   |2/17/|2/17/|Common Stock|1,566  |       |            |   |            |
ight to buy)            |        |93   |    |           |   |98   |03   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|37.2500 |2/17/|    |           |   |2/16/|2/16/|Common Stock|1,691  |       |            |   |            |
ight to buy)            |        |94   |    |           |   |99   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|32.5000 |2/16/|    |           |   |2/15/|2/15/|Common Stock|2,461  |       |            |   |            |
ight to buy)            |        |95   |    |           |   |00   |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|52.8125 |6/20/|    |           |   |6/19/|6/19/|Common Stock|2,000  |       |            |   |            |
ight to buy)            |        |96   |    |           |   |01   |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* These shares were acquired during the fiscal year under the State Street Boston Corporation Salary Savings
Program 401(k) Plan at prices ranging from $41.875 to $68.25 per share as of December 31, 1996 plan statement.
SIGNATURE OF REPORTING PERSON
/s/Rex S. Schuette
DATE
1/14/97